UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D)

of the

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 14, 2012

ALLEZOE MEDICAL HOLDINGS, INC.

(a Delaware Corporation)

001-33090	98-0413066
(Commission File Number)	(IRS Employer Identification Number)

1800 NW Corporate Boulevard, Suite 201
Boca Raton, FL 33431
(Registrant’s address, including zip code)

(321) 452-9091
(Telephone number, including area code of agent for service)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

ITEM 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

b.

On March 14, 2012, the Board of Directors elected Ezequiel Rodriguez, who had already been serving as Assistant Secretary, as Corporate Secretary, replacing Hyman White as Corporate Secretary Mr. White remains a member of the Board of Directors. The Audit Committee of the Board of Directors has commenced an internal investigation to determine whether Mr. White may have violated any fiduciary duty to the Company, or its Code of Ethics or Guidelines for Corporate Governance, which would then indicate a recommendation to the shareholders that he be removed as a director.  Under applicable Delaware law and the By-laws of the Corporation, the Board of Directors does not have the power or authority to remove a director and only the shareholders may do so.

c.

On March 14, 2012, the board of directors elected Caroline Pinnell as President and Chief Operating Officer of the Company and, acting as sole shareholder of SureScreen Medical, Inc., the Company’s wholly-owned subsidiary, elected Michael Gelmon as Chairman and a director and Caroline Pinell as a Director of SureScreen. The newly named Board of SureScreen then elected the following as officers:

Caroline Pinell

President and CEO

John Burke

Controller and Treasurer

Ezequiel Rodriguez

Secretary

The Board also approved initial base compensation for Ms. Pinell of $7,500 per month commencing March 15, 2012, which will be paid through SureScreen Medical, Inc.  There were no other compensatory awards, and no stock grants or stock options granted.

On March 14, 2012, the Board also elected Ezequiel Rodriguez as Secretary of the Corporation, effective immediately.  He had previously served as Assistant Secretary.  There was no separate compensation arrangement made for Mr. Rodriguez, who is employed and paid by an outside consulting firm which provides legal, financial and administrative services to the Company.

Caroline Pinell has been a high level operations consultant to a wide range of healthcare industry clients, including hospitals, independent physician associations, physician groups and networks, medical practices, attorneys, and Medicare and Medicaid health plans.  Pinell has extensive experience developing and implementing strategic business plans and focused marketing measures for healthcare organizations, as well as overseeing healthcare compliance and licensing.  Ms. Pinell attended the MD program at the University of Texas Health Science Center and earned a law degree from the South Texas College of Law.

From 2005 to the present, she has been an Independent Healthcare Consultant, serving as a as a high level healthcare operations consultant to various clients, including Hospitals, Independent Physician Associations, Physician Groups and Networks, Medical Practices, Attorneys, and various Medicare and Medicaid Health Plans.

From 2008 to 2009, she was President and CEO of ATRIO Health Plans, a Medicare Advantage (MA-PD) Plan located in Oregon. It services three counties including Douglas, Coos, and Klamath Counties with expansion plans in place for Washington County. The Plan covers approximately 4500 lives with significant growth expected over the next three years. The Provider Network included 99% of all providers in each the counties it currently services.

From 2006 to 2008, she was Vice President and Executive Director of Physician Relations, Business development and Managed Care at HCA-Bayshore Medical Center, a 463 Bed acute care community hospital serving Pasadena, Texas and its surrounding areas. The Medical Staff includes over 400 physicians in various specialties including internal medicine, cv surgery, neurosurgery, oncology, and critical care intensivists.

From 2005 to 2006, she was Chief Operating Officer of IntegraNet Physicians Resources, Inc., a privately owned independent physician association with a citywide provider network that exceeds 750 physicians in the Houston area. It currently houses credentialing, contracting, provider relations, and claims management departments. The company holds contracts with four Health Plans that represent multiple Medicare and Medicaid products.

From 2000 to 2005, she was Vice President of Operations for Primary Medical Care, Memorial Clinical Associates and MCA Research, three affiliated healthcare operations in the Houston, Texas area.

Ezequiel Rodriguez is an attorney and business executive with experience in a wide range of industries and serves as Assistant Corporate Counsel for a management, financial and legal consulting from providing services to a number of public and private companies. He was a senior consultant with a Virginia-based strategic and IT consulting firm, served in management positions with an Ohio-based industrial services company, and spent several years in the South Florida office of a national leader in commercial real estate sales.  His skills and areas of expertise include SEC compliance, corporate governance, mergers and acquisitions, and other corporate legal matters.

Mr. Rodriguez holds both an MBA degree and a JD degree from Case Western Reserve University

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allezoe Medical Holdings, Inc.

Date: March 15, 2012	By: /s/ Michael Gelmon
Name: Michael Gelmon Title: Chairman of the Board and CEO

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